Exhibit 99.2

	PRESS RELEASE	Contact:	Bret J. Eckert
972-562-9473	September 15, 2021		Chief Financial Officer

Encore Wire Presenting at Sidoti & Company Fall Virtual Small Cap Investor Conference

McKinney, TX - Encore Wire Corporation (NASDAQ Global Select: WIRE) announced today that the Company’s Chief Financial Officer, Mr. Bret J. Eckert, will be presenting at the Sidoti & Company Fall Virtual Small Cap Investor Conference on Thursday, September 23rd at 9:15 am EDT.

Daniel L. Jones, President and Chief Executive Officer of Encore Wire Corporation, said, “We are pleased to be presenting at the Sidoti & Company Fall Virtual Small Cap Investor Conference. The Sidoti conferences draw hundreds of institutional investors from across the country. We have presented at their conferences in the past and look forward to meeting virtually with numerous investors at this conference.”

The webcast link is https://sidoti.zoom.us/webinar/register/WN_qdcSDKa7Tau-1prg3dcL4A. The webcast and additional information are also available in the investor relations section of the company’s website, www.encorewire.com.

Encore Wire Corporation is a leading manufacturer of a broad range of electrical building wire for interior wiring in commercial and industrial buildings, homes, apartments, and manufactured housing. The Company focuses on maintaining a high level of customer service with low-cost production and the addition of new products that complement its current product line.